Exhibit 99.1
Press Release
Medical Properties Trust Announces $107 Million Capital Redeployment Transactions
Vibra Concentration to be Reduced to 15%; $55 Million Reinvestments
Identified With Near-Term Opportunities for Additional Growth
BIRMINGHAM, Ala.—(BUSINESS WIRE)—March 12, 2008—Medical Properties Trust, Inc. (NYSE: MPW) announced today that it has entered into a definitive agreement to sell the real estate assets of three inpatient rehabilitation facilities to Vibra Healthcare, LLC for a total of $90 million. The properties subject to the agreement are currently operated by Vibra and are located in Bowling Green, Kentucky, Marlton, New Jersey, and Fresno, California, respectively. The sale is expected to close as early as March 31, 2008 but not later than June 30, 2008, and is subject to customary closing conditions and lender consents. Contemporaneous with the closing, Vibra expects to resell the properties to a third-party.
Pursuant to the agreement, Vibra will also pay a one-time $7.0 million early termination fee to Medical Properties Trust (resulting in incremental funds from operations of approximately $0.13 per share) and make a $10 million early principal payment on the balance of its existing MPT loan, reducing the total amount outstanding on the loan to approximately $19 million. When consummated, MPT expects to realize a gain on the sale of approximately $9.2 million ($0.17 per share) and a one time charge of approximately $9.4 million ($0.18 per share) to write off the unbilled straight-line rent associated with the properties. MPT also announced that it has reached a non-binding agreement to purchase and lease to Vibra, for an aggregate of approximately $55 million, three existing post acute care facilities from two unrelated third parties. Under a previously announced agreement, Vibra is obligated to offer MPT these additional properties at prearranged terms. These new property transactions are not contingent on the sale to Vibra of the three inpatient rehabilitation facilities described above. If both the sale and new property transactions are consummated, the overall percentage of MPT’s total investments represented by Vibra assets would decrease to approximately 20% from approximately 24%.
Edward K. Aldag, Jr., Chairman, President and CEO of Medical Properties Trust, said, “These transactions achieve several important initiatives that we have been focused on, including the improvement of our tenant concentration measures, and the redeployment of the value that we have created in our existing portfolio for reinvestment in new assets.” Based on the terms of the transaction, the Vibra assets that MPT purchased in 2004 are being sold at a cap rate substantially lower than the cap rate at which MPT purchased them. “The purchase further demonstrates to the investor market the strength of the MPT portfolio. We believe that the purchase price cap rate being paid is a fair indicator to the market of the value of a large portion of the remaining properties in our portfolio,” said Aldag.
Aldag further noted, “We acquired the Vibra assets at a time when their cash flows were barely sufficient to pay our rent; but because our management team has hospital operations experience that is unique among healthcare REITs, we were able to identify and underwrite Vibra as an outstanding operator, and implement with Vibra operating and financial strategies that have created returns to our shareholders that are over and above the normal returns most investors expect from net leased real estate. We are confident that we can continue to execute this model.”
The Company reiterated its previous estimate that it expects to acquire at least $200 million in hospital real estate assets in 2008 and clarified that management believes that net acquisitions in 2008 (that is, after replacing the Vibra assets being sold) will be at least $200 million. Aldag noted that the Company is currently in discussions regarding the acquisition in the near term of non-Vibra hospital properties in amounts substantially greater than the $62 million in remaining proceeds of the Vibra sale transaction.
About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a Birmingham, Alabama based self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. These facilities include inpatient rehabilitation hospitals, long-term acute care hospitals, regional acute care hospitals, ambulatory surgery centers and other single-discipline healthcare facilities, such as heart hospitals, orthopedic hospitals and cancer centers.
The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements, which include statements including, but not limited to, completion of projects under development, acquisition of healthcare real estate, completion of additional debt arrangements, the capacity of the Company’s tenants to meet the terms of their agreements, the timing of Vibra’s debt repayment, net income per share and FFO per share in 2007 and FFO in 2008. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those express in or underlying such forward-looking statements, including without limitation: national and economic, business, real estate and other market conditions; the competitive environment in which the Company operations; the execution of the Company’s business plan; financing risks; the Company’s ability to attain and maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or the healthcare real estate in particular. For further discussion of the facts that could affect outcomes, please refer to the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2006. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.
CONTACT:
Medical Properties Trust
Charles Lambert, Finance Director, 205-397-8897
clambert@medicalpropertiestrust.com